                            SCHEDULE 14A INFORMATION
                                   (Rule 14a)
                     Information Required in Proxy Statement
                            Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the registrant: /X/

Filed by a party other than the registrant / /

Check the appropriate box:

         /X/  Preliminary proxy statement
         / / Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
         / /  Definitive proxy statement
         / /  Definitive additional materials
         / /  Soliciting material pursuant to Rule 14(a)-11(c) or Rule 14a-12

                           NetSol International, Inc.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

         /X/  No fee required
         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

                  (1) Title of each class of securities to which transaction applies:

                  (2) Aggregate number of securities to which transaction applies:

                  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                  (4)   Proposed maximum aggregate value of transaction:

                  (5)   Total fee paid:

/ / Fee paid previously with preliminary materials:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                  (1)   Amount previously paid:

                  (2)   Form, Schedule or Registration Statement No.:

                  (3)   Filing party:

                  (4)   Date filed:

      PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION, DATED MAY 4, 2001

                        [NETSOL INTERNATIONAL LETTERHEAD]

May __, 2001


Dear Fellow Stockholder:

                  As required by the SEC's rules, we mailed to you a proxy statement dated May __, 2001 of NetSol Shareholders Group, LLC related to a special meeting of our stockholders to be held on June 1, 2001 at our software development facility in Lahore, Pakistan. We invite you to attend the meeting and see our development team, a key force behind the value NetSol International is creating for you, its stockholders. NetSol Shareholders Group, LLC, or the group, has submitted proposals to be considered and acted upon at the special meeting to (1) remove your entire existing board of directors and (2) elect five new directors named in their proxy statement. If the group's first proposal, removal of the board of directors you elected, fails, its second proposal, electing five new directors, will not be considered. However, if the group's first proposal is successful, we ask that you vote to fill the newly created vacancies with our nominees rather than the group's nominees. The SEC's rules did not allow us to solicit your vote to retain your board of directors that is experienced in the software business until now. So, let us tell you why you should vote to keep your board of directors and management team in place.

         1. In the past year we have focused on our core competency and it is paying off. We curtailed our non-core businesses and are now driving our team of engineers in Lahore, Pakistan to truly capitalize on our cost advantages. We have signed contracts with three units of one of the largest automobile manufacturers in the world.

         2. We plan to introduce many of our successful software products into the North American market during the first half of fiscal 2002.

         3. We have a large portion of our net worth invested in your company. Our interests are aligned with yours in a very serious way.

         4. The group's proposed board may explore the sale of your company when valuations in the software sector are the lowest they have been in several years.

         5. The group's nominees include Don Danks and Shelly Singhal, both directors of Netgateway, Inc., the very company which the group may intend to combine with NetSol. Mr. Danks is also chief executive officer of Netgateway. Mr. Danks and Mr. Singhal would, therefore, sit on both sides of the negotiating table.

         6. We have serious concerns about the ability of the group's proposed board to operate our business. They have failed to propose any individual who has experience in running an international company with a major development facility in the Indian sub-continent. The proposed slate includes a hedge fund manager, a racing car company owner and a couple of Wall Street financiers, as well as Cary Burch, who is already on the current board.

         No matter how few shares you hold, please return the enclosed WHITE proxy card as soon as possible.

                                         Sincerely yours,

         Najeeb Ghauri       Nasim Ashraf      Waheed Akbar       Salim Ghauri
         Irfan Mustafa       Naeem Ghauri      Shahab Ghauri



               We first sent or gave this proxy statement to stockholders on or about May __, 2001.

                           NETSOL INTERNATIONAL, INC.
                         24025 PARK SORRENTO, SUITE 220
                               CALABASAS, CA 91302


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


         Notice is hereby given that a special meeting of the stockholders of NetSol International, Inc., a Nevada corporation, will be held beginning at 9:00 a.m. (local time), at NetSol's offices at Y-126 Comm DHA, Lahore, Pakistan, on Friday, June 1, 2001, for the following purpose:

         1. Consider and act upon a proposal submitted by NetSol Shareholders Group, LLC to remove the entire existing board of directors; and if this proposal is successful, then

         2. Fill the newly created vacancies by electing the nominees of your board of directors named in this proxy statement or the nominees of NetSol Shareholders Group, LLC named in its proxy statement dated May __, 2001.

         No other business may be transacted at the special meeting.

         Stockholders of record at the close of business on May 11, 2001 are entitled to notice of and to vote at the special meeting. Only stockholders and our invited guests will be permitted to attend the special meeting.


                                             /s/ Irfan Mustafa

                                             Irfan Mustafa
                                             Chairman of the Board of Directors


May __, 2001

YOUR VOTE IS VERY IMPORTANT. PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

                           NETSOL INTERNATIONAL, INC.
                         24025 PARK SORRENTO, SUITE 220
                               CALABASAS, CA 91302

                                 PROXY STATEMENT
                         SPECIAL MEETING OF STOCKHOLDERS

                                  May __, 2001


         We are providing this proxy statement and the accompanying WHITE proxy card to you in connection with our board of directors' solicitation of proxies for use at a special meeting of our common stockholders to be held on June 1, 2001, beginning at 9:00 a.m. (local time), at our software development facility, Y-126 Comm DHA, Lahore, Pakistan, and any and all adjournments or postponements of the special meeting.

         The special meeting has been called solely to consider the proposed (1) removal of the entire existing board of directors of the company, and if this proposal is successful, (2) election of eight persons to fill the newly created vacancies by electing nominees of your board named in this proxy statement or nominees of the group named in its proxy statement dated May __, 2001, to serve as directors of your company.

         We will bear the cost of preparing and mailing the notice of the special meeting, this proxy statement and white proxy card and the cost of charges made by brokerage houses and other custodians, nominees and fiduciaries for forwarding documents to our stockholders. We engaged MacKenzie Partners, Inc. to assist our board of directors in its solicitation. We will pay MacKenzie $5,000, reimburse it for its expenses and indemnify it against liabilities, including liabilities under the securities laws. Our officers or employees may solicit proxies either in person or by telephone and they will not receive separate or additional compensation for their solicitation efforts. Our total costs in connection with our board's solicitation of proxies for the special meeting are currently expected to be $175,000.

THEIR PROPOSALS

         A group of five dissident stockholders led by Blue Water Master Fund, L.P., calling themselves NetSol Shareholders Group, LLC, are attempting to take complete control of your company. Rather than offering to buy your shares in order to get control, they are soliciting your vote to (1) remove the entire board of directors that you elected and (2) appoint five of their hand-picked nominees to the board, by means of blue proxy cards.

         YOU SHOULD NOT SIGN ANY BLUE PROXY CARDS OR OTHER FORMS THAT MAY BE FURNISHED TO YOU BY THE SHAREHOLDER GROUP.

A SUMMARY OF YOUR BOARD'S PLANS FOR NETSOL

         In late 2000, your board of directors and management conducted a comprehensive strategic analysis of our global operations. Historically, we were an offshore-based software development company. As part of this analysis, your board decided to focus on building our software development business, which is our core business, and to significantly scale down non-core business activities, such as Internet and infrastructure businesses. In connection with this effort, during 2001, we scaled down our networking operations in the United Kingdom, our operations in Germany and our Internet service provider operation in Karachi, all of which were not tied to our core business.

         We believe our operational performance over the past 12 months has been strong. In the past eighteen months, we added Daimler-Chrysler Financial Services Australia, Daimler-Chrysler Financial Services Singapore, Daimler-Chrysler Financial Services Taiwan, Volvo Australia, Wells Fargo Bank, Askari Leasing and Citibank Pakistan as customers, among many others. We also launched new products, including a product called the Contract Management System, or CMS, which is a comprehensive lease asset-based application suite. During the past twelve months, our operating ratio (operating income as a percentage of operating revenue) for our development center in Lahore, Pakistan has averaged 50%.

         Since your board refocused our company on software development, our Asian operations have reported record revenues in nearly every quarter. Unfortunately, recent improvements in our business, its prospects and our financial results have not been rewarded in the equity market. We believe our stock has done slightly better than other software stocks.

         As you know, members of your board of directors are substantial stockholders of ours. As a result, your board has their own money on the line awaiting a return of proper valuations in the software sector of the U.S. equity markets. Your board views enhancing stockholder value as its primary objective. Over the past year, while taking the actions described above to improve operating performance, your board of directors also examined many strategies for enhancing stockholder value through expansion into North American markets, acquisitions and other transactions.

         Having proved our software in the Asian market, we are poised to introduce the work of our development team in Pakistan into the North American market by the first half of fiscal 2002. We plan to do this by setting up a team of marketing and sales experts to market and sell our products and services in North America. As you know, each additional sale of software has a low marginal cost. This means that if we are successful in our plans to introduce our products into North America, we expect to achieve significant growth in our operating ratio.

         You can act today to protect your investment in NetSol. Whether or not you have previously signed a blue proxy card, please sign and date the enclosed WHITE proxy card and return it in the enclosed postage-paid envelope. Our special meeting will be held on June 1, 2001, so it is important that you send in the WHITE proxy card today.

         YOUR BOARD OF DIRECTORS UNANIMOUSLY (WITH MR. BURCH ABSTAINING) URGES YOU TO OPPOSE THE SHAREHOLDER SOLICITATION.

WHAT YOU SHOULD DO NOW

    o    SIGN AND MAIL BACK THE WHITE PROXY CARD; AND

    o DO NOT SIGN OR MAIL IN THE BLUE PROXY CARD OR ANY OTHER FORMS WHICH MAY BE SENT TO YOU BY THE SHAREHOLDER GROUP.

         Even if you previously signed and returned a blue proxy card, you have a right to change your vote. You may revoke your BLUE proxy card by (1) signing and returning a WHITE proxy card dated after the date of your BLUE proxy card or
(2) by giving written notice of your revocation to us either (a) by mail, fax machine, email or other transmission or (b) in person at the special meeting before your BLUE proxy card is voted.

         If your shares are held in "street name," only your broker or banker can vote your shares. Please contact the person responsible for your account and instruct that person to vote a WHITE proxy card on your behalf today.

         If you have any questions about giving your proxy or require assistance, please call MacKenzie Partners, Inc., at (800) 322-2885 or (212) 929-5500 (call collect) or at proxy@mackenziepartners.com.

VOTING AND REVOCATION OF PROXIES

         If you give a proxy on the enclosed WHITE proxy card or on the BLUE proxy card, you may revoke it at any time prior to the actual voting at the special meeting by:

    o attending the special meeting, filing written notice of the termination of the appointment with one of our officers, and voting in person; or

    o    filing a new written appointment of a proxy with one of our officers.

         If your revocation is received after the vote at the special meeting, it will not be effective. Unless you revoke your proxy, it will be:

    o    voted at the special meeting; and

    o if you specified a choice as to how to vote your shares, the proxies will vote for you in accordance with your choice.

         Unless you indicate otherwise on your WHITE proxy card, all of your shares will be voted in the manner you indicate. If no choice is specified on your WHITE proxy card, but you properly signed, dated and returned the WHITE proxy card, the proxies named in the WHITE proxy card will vote all shares represented by those proxies against the proposal to remove the existing board and in favor of the nominees to our board of directors we describe in this document.

         The only other matters that could properly come before the meeting are ministerial matters like adjournment. Unless you check the box on the WHITE proxy card, your proxies will have the power to vote your shares on other matters in your proxies' discretion.

VOTING AT OUR SPECIAL MEETING

         Only stockholders of record at the close of business on May 11, 2001 are entitled to notice of and to vote at our special meeting or any adjournments or postponements of the special meeting. At the close of business on May 11, 2001, there were __________ shares of our common stock outstanding. You are entitled to one vote for each share of common stock you owned at the record date.

         A majority of the votes entitled to be cast on matters to be considered at our special meeting, present in person or by proxy, will constitute a quorum at our special meeting. If a share is represented for any purpose at the special meeting, it is deemed to be present for all other matters. Abstentions and broker nonvotes will be counted for purposes of determining the presence or absence of a quorum. "Broker nonvotes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Nevada law, the effect of broker nonvotes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority. Broker nonvotes will have the effect of a vote against the group's proposal to remove your elected board of directors. If the proposal to remove our existing directors were to be successful, then broker nonvotes will have the effect of an abstention in the subsequent vote on the election of directors.

         When you are voting for the election of directors, you may cumulate your votes. This means you may multiply the number of shares you own as of the record date, May 11, 2001, by eight and:

          o give any one candidate whose name has been placed in nomination prior to the voting that total number of votes, or

          o    distribute your votes among as many candidates as you choose.

         You may not cumulate your votes unless at least one stockholder has given notice, not less than forty eight hours before our special meeting, of the intention to cumulate votes. If any stockholder present at the special meeting gives notice in that manner, all stockholders may cumulate their votes.

         You may inspect the list of our stockholders entitled to vote at the special meeting at our principal executive offices, 24025 Park Sorrento, Suite 220, Calabasas, CA 91302, and at our special meeting.

WHY YOUR BOARD THINKS YOU SHOULD SEND BACK A WHITE PROXY CARD

         You should not support the group's attempt to take control of your company. We urge you to consider carefully the following:

1.       Your board has a track record.  They have completed:
         o     our initial public offering in 1998;
         o getting our common stock listed on the Nasdaq Small Cap market in 1999 -- it was originally only quoted on the over-the-counter bulletin board;
         o the acquisition of Mindsources, Inc. (now NetSol USA, Inc.), an information technology consulting service company, in August 1999;
         o the acquisition of Network Solutions Pvt. Ltd. in Pakistan in 1998;
         o the execution of contracts with units of several multinational corporations, including:
               o    Daimler-Chrysler of Australia, Singapore and Taiwan,
               o    Volvo Australia,
               o    Wells Fargo Bank,
               o    Askari Leasing,
               o    Citibank Pakistan,
               o    General Motors Australia, and
               o    VoiceStream Wireless USA.

         Additionally, under your board's leadership, your company has completed the development or further development and launch of new products, including:

               o    Contract Management System, or CMS,
               o    Proposal Management System, or PMS,
               o    Settlement Management System, or SMS,
               o    Electronic Point of Sale, or ePOS, and
               o    Wholesale Finance System, or WFS.

2. Your board is optimistic about its ability to position your company for long term growth by (a) focusing on industries we know well -- the leasing and finance business, (b) continuing to exploit the significant cost advantage we enjoy because of our development center in Lahore, Pakistan and (c) leveraging the team that we built into a near-term revenue generating consulting force.

         LEASING AND FINANCE. Members of your board and our management team have extensive experience in the leasing and finance business. The leasing and finance business is very complex and requires multi-layered workflows. Our PMS and CMS applications fully automate these processes and have hundreds of man years of engineering time invested.

         OUR COST BASE. Your board and management team have extensive contacts in Pakistan. We have a team of over 275 software engineers in Lahore, Pakistan. We enjoy significant cost advantages of having an offshore team. In some instances, offshore costs can be as little as one-eighth of the costs incurred by domestic software development houses. Our challenge is in managing delivery from an offshore center and, therefore, we need experienced senior management to oversee this complex process. In general, the software products business is characterized by high contribution margins for each additional sale of product. With a lower fixed-cost base, in the form of our Lahore team, more of that contribution margin is expected to flow into our net income.

         LEVERAGE OUR TEAM. Our development team successfully brought five new systems to market in the last two years. We have excess capacity in the near term, and intend to use this capacity to win new customers in the current competitive pricing environment through our significant cost advantages.

3. Your board of directors has taken the following steps which have been and are expected to be successful in improving operating results.

         DEVELOPED SUITE OF NICHE SOFTWARE APPLICATIONS. We developed a suite of software for use in the automobile finance and leasing industries that we expect will drive revenues in 2001 and 2002, mainly our CMS, PMS, SMS, ePOS and WFS.

         ATTRACTED NEW CUSTOMERS. In the past 12 months, we have doubled our customer list, adding customers such as Volvo Australia, Wells Fargo Bank, Askari Leasing, Citibank Pakistan, Ilas of Germany, Clinical Interaction, St. George Bank Australia and VoiceStream Wireless USA, to name a few. A key accomplishment included the signing of a CMS system contract with Daimler-Chrysler in Australia, Singapore and Taiwan, valued at approximately $2.0 million.

         INCREASED REVENUE GROWTH. Our net revenues increased from approximately $3.55 million as of the fiscal year ended 1999 to approximately $6.98 million as of the fiscal year ended 2000, a 97% increase. Net revenues for the six months ended December 31, 1999 increased from approximately $3.50 million to approximately $4.26 million for that same period in 2000, a 21% increase.

         IMPROVED OPERATING EFFICIENCY. We scaled down our non-core business activities in the United Kingdom and in Germany. These efforts have been successful and at minimum restructuring costs. We believe these changes will improve our operating efficiency and result in an improvement in our bottom line in the future.

4. Your board has their own money on the line. As of April 30, 2001, members of your board of directors collectively owned 41.4% of the outstanding shares of our common stock.

5. Your board and the current management team bring years of experience to your company. It is important for you to know that several members of your board have substantial experience in selling software properties. This substantial experience should prove invaluable to your company as we enter a more difficult economic environment and continue to explore options to enhance the value of your investment in our common stock.

         YOUR BOARD RECOMMENDS THAT YOU VOTE "AGAINST" PROPOSAL NO. 1 AND VOTE "FOR" THE BOARD'S NOMINEES IN PROPOSAL NO. 2 BY SIGNING AND RETURNING A WHITE PROXY CARD.

         YOUR BOARD ALSO URGES YOU NOT TO SIGN ANY BLUE PROXY CARD OR ANY OTHER FORMS WHICH MAY BE SENT TO YOU BY THE SHAREHOLDER GROUP.

         Even if you previously signed and returned a BLUE proxy card, you have every right to revoke your proxy. We urge you to sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided.

WHY YOUR BOARD THINKS YOU SHOULD NOT SUBMIT A BLUE PROXY CARD

         Your board of directors believes that their own sizable investment in our common stock would be in jeopardy if NetSol Shareholders Group, LLC was successful in its attempt to take control of your company without paying you a control premium.

1. THE GROUP HAS NO SIGNIFICANT EXPERIENCE WITH PAKISTANI CULTURE. The majority of our software development takes place in Pakistan. The group has proposed to replace our entire board, most of whom are current members of our management team. Without the ability to effectively manage cross-culturally, our software development team in Lahore would likely fall apart. We are holding our special meeting in Lahore so that you will have a chance to see our team at work. We have a track record of low cost software development with our Pakistani team. Can you see a group led by a 44 year old Wall Street investment banker successfully managing a team of Pakistani engineers?

2. THE GROUP'S INTERESTS ARE NOT ALIGNED WITH YOUR INTERESTS NEARLY AS WELL AS YOUR BOARD'S INTERESTS ARE. As of April 27, 2001, the group reported in its Schedule 13D that it beneficially owned 26.0% of our common stock and your board and its management team beneficially owned over 41.4% of our common stock. Much of your board's personal net worth is tied up in your company. Would you rather be an owner of just another portfolio company that happens to be in the software business of a Netherland Antilles/Cayman Island based private equity fund or part of a company where management had its personal future at stake?

3. THE GROUP'S OPERATING STRATEGY FOR YOUR COMPANY IS UNKNOWN. The group's filings reveal a number of links with a company called Netgateway, Inc. As we said, the group has two Wall Street financiers without operating experience. The group also includes the chief executive officer of Netgateway as a member. Netgateway recently was dropped from the Nasdaq Small Cap market to the over-the-counter bulletin board while your board took our company from the over-the-counter bulletin board to the Nasdaq Small Cap market. The group has not come out and said if they have any plans to combine Netgateway with us, but this is a strong possibility. Do you know anything about Netgateway?

4. THE GROUP WILL STICK YOU WITH THE COST OF ITS TAKEOVER. The group has indicated that if it is successful, we will pay them approximately $250,000 for their troubles. If the first thing they will do with our money is pay themselves, what will be the second thing that they do?

5. THE GROUP HAS NOT SHOWN ITSELF TO BE THOROUGH. The group filed a proxy statement seeking to replace our entire board of directors. Nevada law requires a vote of two-thirds of the outstanding shares entitled to vote to remove the entire board of directors. Your board owned, as of April 30, 2001, 41.4% of our outstanding common stock and will block the approval of Proposal No. 1 to remove the entire board. It appears the group did not carefully research this question before they filed a proxy statement with the Securities and Exchange Commission. If they are this careless, what kind of stewards would they be of your investment in our common stock?

BACKGROUND INFORMATION ON THE ELECTION OF OUR DIRECTORS

         Our bylaws authorize eight directors, and state that stockholders will elect our directors at each annual meeting. Your board is currently comprised of eight members. Our directors are elected to serve for a one-year term or until their successors have been duly elected and qualified. If any directors are elected at our special meeting, they would serve until our next annual meeting of stockholders, or until their successors have been duly elected and qualified.

         If a quorum is present at the special meeting and if the group's proposal to remove all of your elected directors is successful, the eight nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them will be elected as directors. Only votes cast for a nominee will be counted, and the accompanying WHITE proxy will be voted "FOR" all of the board's nominees in the absence of instruction to the contrary. Abstentions, broker nonvotes and instructions on the accompanying WHITE proxy to withhold authority to vote for one or more nominees will result in all the nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by that action.

YOUR BOARD AND ITS MANAGEMENT TEAM

         BIOGRAPHICAL INFORMATION. We are providing you with information about the board of directors who you have ALREADY elected and who are our nominees for election to the board at the special meeting. The business address for our nominees is c/o 24025 Park Sorrento, Suite 220, Calabasas, CA 91302.


             NAME AND AGE                     DIRECTOR SINCE             POSITION WITH THE COMPANY
Najeeb U. Ghauri (46)                              1997             Chief Executive Officer, Director

Irfan Mustafa (49)                                 1997             Chairman of the Board, Director

Salim Ghauri (45)                                  1999             President, Director

Naeem Ghauri (43)                                  1999             Chief Operating Officer, Director

Shahab Ghauri (50)                                 1999             Director

Waheed Akbar (49)                                  1999             Director

Nasim Ashraf (50)                                  2001             Executive Vice President, Director

Cary Burch (39)                                    1999             Director



         NAJEEB U. GHAURI served as our president from 1997 to 2000 and from 2000, has served as our chief executive officer. He has also served as one of your directors since 1997. Mr. Ghauri has an M.B.A. in Marketing Management from the Claremont Graduate School and a B.S. degree in Management/Economics from Eastern Illinois University. Prior to joining us, Mr. Ghauri was part of the marketing team of Atlantic Richfield Company from 1987 to 1997 and was with Unilever from 1983 to 1986. Mr. Ghauri was instrumental in our successful initial public offering in 1998. Mr. Ghauri is responsible for all of our operations in the U.S. and globally.

         IRFAN MUSTAFA has been chairman of your board and one of our directors since the inception of the company in April 1997. Mr. Mustafa has an M.B.A. from IMD (formerly Imede), Lausanne, Switzerland (1975); an M.B.A. from the Institute of Business Administration, Karachi, Pakistan (1974); and a B.S.C. in Economics, from Punjab University, Lahore, Pakistan (1971). Mr. Mustafa began his 14 year career with Unilever, Plc where he was one of the youngest senior management and board members. Later, he was employed with Pepsi International from 1990 to 1997 as a chief executive officer in Pakistan, Bangladesh, Sri Lanka and Egypt. He spent two years in the U.S. with Pepsi in their Executive Development Program from 1996 to 1997. Mr. Mustafa was relocated to Dubai as head of TRICON Middle East and North African regions. Pepsi International spun off TRICON in 1997. Mr. Mustafa is a member of our compensation committee and audit committee.

         SALIM GHAURI has been with us since 1999 as our president and a member of your board of directors. Mr. Ghauri started his computer career with Citibank Riyadh from 1979 to 1984 as a programmer. Before his employment with Network Solutions (Pvt.) Ltd., Mr. Ghauri was employed with BHP in Sydney, Australia from 1987-1995, where he commenced his employment as an information technology consultant. Mr. Ghauri was the original founder of Network Solutions. Network Solutions was founded in Pakistan in 1996. Under Mr. Ghauri's leadership, we gradually built a strong team of IT professionals and infrastructure in Pakistan and became the first software house in Pakistan certified as ISO 9001.

         NAEEM GHAURI has been our chief operating officer and has been one of our directors since 1999. Prior to joining us, Mr. Ghauri was a project director for Mercedes-Benz Finance Ltd., a subsidiary of Daimler-Chrysler, in Germany from 1994 to 1999. Mr. Ghauri supervised over 200 project managers, developers, analysts and users in nine European countries. Mr. Ghauri earned his degree in Computer Science from Brighton University, England.

         SHAHAB GHAURI has been one of our directors since 1999 and managing director of NetSol UK Ltd. since 1999. Mr. Ghauri received his Bachelor of Arts degree in Economics from the University of Punjab in Pakistan in 1971.

         WAHEED AKBAR has been one of our directors since 1999. Dr. Akbar is an orthopedic surgeon with licenses in New York, Michigan, Florida and California. Dr. Akbar is the past president of Saginaw County Medical Society, a past president of the medical staff at St. Mary's Hospital and a present board member of the Field Neuroscience Institute. Dr. Akbar has been instrumental in attracting a group of Pakistani-American physicians and business persons who invested in our company in exchange for restricted shares in 1999-2000. Dr. Akbar assists the company's development team in furthering some key medical software applications, which is currently at the research and development stage. Dr. Akbar is a member of our compensation committee and audit committee.

         NASIM ASHRAF has been one of our directors since 2000 and is our Executive Vice President. Dr. Ashraf is a prominent U.S.-based physician residing in Maryland. He has practiced medicine for nearly 25 years as a Nephrologist. He is also very actively involved in promoting and developing the young information technology industry in Pakistan through his high level association with several ministries and cabinets in Pakistan. Dr. Ashraf has been a key figure in an effort to improve the U.S. and Pakistani relationship and is very active in several educational, human development and medical causes in under-developed countries. Dr. Ashraf will play a key role in financing and public relations activities in both the U.S. and Pakistan.

         CARY BURCH has been one of our directors since 1999. Mr. Burch is currently the President and CEO of CreditNet, Inc., which is a division of First American CREDCO. He has an MBA from Pepperdine University and has attended Harvard Business School for a Senior Executive Management course. Mr. Burch is a member of our compensation committee and audit committee.

         Messrs. Najeeb Ghauri, Salim Ghauri, Naeem Ghauri and Shahab Ghauri are brothers.

         BOARD MEETINGS AND BOARD COMMITTEES. We have a compensation committee and an audit committee. Our audit committee and compensation committee each had one meeting during fiscal year 2000. Your board of directors had two meetings during fiscal year 2000.

         EXECUTIVE COMPENSATION. The summary compensation table shows certain compensation information for services rendered in all capacities during each of the last three fiscal years by the officers of the company who received compensation in excess of $100,000 during the fiscal year ended June 30, 2000. The following information for the officers includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

                           SUMMARY COMPENSATION TABLE


                                                  ANNUAL COMPENSATION             LONG TERM COMPENSATION AWARDS (2)

                                                                                    RESTRICTED STOCK     UNDERLYING
   NAME AND PRINCIPLE POSITION      YEAR ENDED      SALARY (1)          BONUS        SECURITIES (3)     OPTIONS (4)
   ---------------------------      ----------      ----------          -----       ----------------    -------------
Najeeb U. Ghauri, Chief Executive      2000          $100,000              -0-           735,000(5)         20,000(6)
Officer, Director
                                                                                                           100,000(7)
                                       1999          $100,000              -0-           705,000           450,000(8)
                                                                                                            20,000(9)
                                                                                                            50,000(10)
                                       1998            91,150              -0-           250,000



Naeem Ghauri, Chief Operations         2000          $150,000              -0-         1,376,416            20,000(6)
Officer, Director                      1999          $150,000         $30,000(11)      1,157,666           450,000(8)
                                       1998               N/A             N/A                N/A               N/A

Salim Ghauri, President, Director      2000          $100,000              -0-         1,386,416            20,000(6)
                                       1999          $100,000              -0-         1,170,666           450,000(8)
                                       1998               N/A             N/A                N/A               N/A

Syed Husain, Chief Financial           2000          $100,000              -0-                -0-           50,000(12)
Officer                                1999               N/A             N/A                N/A               N/A
                                       1998               N/A             N/A                N/A               N/A

(1) No officers received or will receive any bonus or other annual compensation other than salaries during fiscal 2000, nor any benefits other than those available to all other employees that are required to be disclosed.

(2)      No officers received or will receive any long-term incentive plan
         (LTIP) payouts or other payouts during fiscal 1999.

(3)      All stock awards are shares of our common stock.

(4)      All securities underlying options are shares of our common stock.

(5) Mr. Najeeb Ghauri pledged 448,750 of his shares as collateral to obtain a margin loan. The financial institution provided the loan under the condition that the stock price not fall below $20 per share. Should it fall below $20, then the financial institution would force sale of the shares to recover the loan amount. Due to a decline in NetSol's stock price, the financial institution demanded the entire loan be paid back. Mr. Ghauri returned the majority portion of the loan; however, between September 15 and September 30, 2000, the financial institution sold 72,900 shares to cover the loan.

(6) Includes options to purchase 20,000 shares of our common stock granted to each of our directors for the 1999-2000 term at an exercise price of $5.50, which vested at the end of the 1999-2000 term. Options must be exercised within five years after the September 1999 date of grant.

(7) Includes options to purchase 100,000 shares of our common stock granted to Najeeb Ghauri as an officer of the company in February 2000 with an exercise price of $21.00 per share, exercisable immediately from the date of grant. The options must be exercised within five years from the date of grant.

(8) Includes options to purchase 450,000 shares of our common stock granted under an employment contract with the company. Options to purchase 150,000 shares at an exercise price of $1.58 vested in May 1999; options to purchase an additional 150,000 shares at an exercise price of $2.58 vested in May 2000; and options to purchase an additional 150,000 shares at an exercise price of $2.58 vest in May 2001.

(9) Includes options to purchase 20,000 shares of our common stock granted to each of our directors for the 1998-1999 term at an exercise price of $1.58, which vested at the end of the 1998 term. Options must be exercised within five years after November 18, 1998.

(10) Includes options to purchase 50,000 shares of our common stock granted in July 1999, at an exercise price of $1.01, vesting immediately upon grant. Options must be exercised within five years after July 18, 1998.

(11) Naeem Ghauri received a signing bonus upon the execution of his employment agreement dated April, 17, 1999.

(12) Includes options to purchase 50,000 shares of our common stock granted to Mr. Husain as part of his compensation with an exercise price of $21 to vest at the end of one year from February 2000. The options must be exercised within five years from February 2000.

         We sponsor a 401(k) retirement salary plan that is available to our employees, which was effective January 1, 2000.

         OPTION EXERCISES AND HOLDINGS. The following table sets forth information concerning each exercise of a stock option during the fiscal year ended June 30, 2000 by each of our named executive officers and the number and value of unexercised options held by each of our named executive officers on October 23, 2000.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                     NUMBER OF UNEXERCISED
                                                                        OPTIONS/SARS AT       VALUE OF OPTIONS/SARS
                              NUMBER OF SHARES                             FY-END (#)             AT FY-END (#)
                                 ACQUIRED ON                              EXERCISABLE/           EXERCISABLE(2)/
            NAME                  EXERCISE         VALUE REALIZED        UNEXERCISABLE            UNEXERCISABLE
----------------------------  ----------------     --------------   ----------------------   -----------------------
Najeeb U. Ghauri, Chief             220,000           $12,490,900        295,000/150,000           $7,875,250
Executive Officer, Director
Salim Ghauri, President,            150,000            $8,463,000        170,000/150,000           $5,538,000
Director
Naeem Ghauri, COO, Director         150,000            $8,463,000        170,000/150,000           $5,538,000
Syed Husain, CFO                         -0-                   -0-            -0-/50,000         -0-/$725,000


(2)      The closing price of the stock at fiscal year end was $35.50.

         On May _____, 2001, Messrs. __________, __________, and __________
exercised options to purchase __________, __________, __________ shares, respectively, of our common stock.

         COMPENSATION OF DIRECTORS; OUR 1999 STOCK OPTION PLAN. We may reimburse each of our directors for out-of-pocket expenses incurred in connection with their attendance at meetings. In addition, our 1999 Incentive and Nonstatutory Stock Option Plan provides for the grant of stock options to our non-employee directors without any action on the part of your board of directors, upon the terms and conditions set forth in the 1999 Stock Option Plan. The exercise price of these options is 100 percent of the fair market value of the shares of our common stock subject to the option on the date on which those options are granted. Each option is subject to the other provisions of the 1999 Incentive and Nonstatutory Stock Option Plan.

         We do not separately pay our directors who are not our employees or consultants. Our directors received 25,000 options at an exercise price of $5.00 per share, restricted under Rule 144 for the 2000-2001 term served for their services. We reimburse our directors for their expenses incurred during their term as a director directly relating to their position as a director.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

         The following table sets forth, as of April 30, 2001, certain information regarding the ownership of our common stock by (a) each person who is known to us to own, of record or beneficially, more than five percent of our common stock, (b) each of our directors and director nominees and (c) all directors and executive officers as a group. Where the persons listed have the right to acquire additional shares of our common stock through the exercise of options or warrants within 60 days, those additional shares are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by such persons, but are not deemed to be outstanding for the purpose of computing the percentage ownership interests of any other person. Unless otherwise indicated, each of the stockholders shown in the table below has sole voting and investment power with respect to the shares beneficially owned.


           NAME OF BENEFICIAL OWNER             NUMBER OF SHARES (1)           PERCENTAGE OWNED
-------------------------------------------     --------------------           ----------------
    Najeeb Ghauri                                    735,000 (2)                        6.4%
    Naeem Ghauri                                   1,134,436 (3)                        9.8%
    Irfan Mustafa                                    120,000 (4)                        1.0%
    Salim Ghauri                                   1,386,416 (3)                       12.0%
    Shahab Ghauri                                  1,258,432 (6)                       10.9%
    Cary Burch                                                 0                           *
    Waheed Akbar                                     100,000 (5)                           *
    Nasim Ashraf                                          50,000                           *
    NetSol Shareholders Group, LLC (7)                 3,007,740                       26.0%
    All directors and executive officers               4,784,284                       41.4%
    as a group (8 persons)


*  Less than one percent

(1) Except as otherwise indicated, we believe that the beneficial owners of our common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to any applicable community property laws. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding those options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(2) Excludes 150,000 options granted under his employment contract at an exercise price of $2.58 vested in April 2000 and another 150,000 granted to him at an exercise price of $3.58 vested in April 2001; includes 20,000 options granted to each director at an exercise price of $5.13 for five years from September 1999 for their services during the 1999-2000 term;

(3) Excludes 150,000 options granted under his employment contract at an exercise price of $2.58 vested in April 2000 and another 150,000 granted to him at an exercise price of $3.58 vested in April 2001; includes 20,000 options granted to each director at an exercise price of $5.00 for five years from September 1999 for their services during the 1999-2000 term. For those directors that are 10% stockholders, the exercise price is $5.50.

(4) Includes 20,000 options granted to each director for the term 1997-1998 at an exercise price of $.01 for five years from May 12, 1997; includes 20,000 options granted to each director for the term 1998-1999 at an exercise price of $1.44 for five years from May 18, 1999; includes 25,000 options granted as chairman of your board at an exercise price of $1.44 for five years from May 18, 1999.

(5) Excludes 20,000 options granted to each director for the term 1999-2000 at an exercise price of $5.00 for five years from September 1999.

(6) Excludes 20,000 Options granted to officers of NetSol UK in August 1999, at an exercise price of $5.00 to vest one year from the date of grant. Options are for a term of five years from August 1999; Includes 20,000 options granted to each director for the term 1999-2000 at an exercise price of $5.00 for five years from September 1999. For those directors that are 10% stockholders, the exercise price is $5.50.

(7) As reported in Blue Water Master Fund LP's Schedule 13D/A as filed with the Securities and Exchange Commission on April 27, 2001.

PURCHASES, SALES AND OTHER TRANSACTIONS INVOLVING OF OUR SECURITIES BY OUR DIRECTORS AND MEMBERS OF THE GROUP IN THE LAST TWO YEARS

         The table below sets forth purchases, sales and other transactions in our common stock by our directors and members of the group over the last two years:

                       SHARES                             OTHER
NAME                   PURCHASED        SHARES SOLD       TRANSACTIONS     DATE
Najeeb U. Ghauri
Irfan Mustafa
Salim Ghauri
Naeem Ghauri
Shahab Ghauri
Waheed Akbar
Nasim Ashraf
Cary Burch
Blue Water Master
Fund, L.P.
Blue Water Partners
II, L.P.
PSM International
Robert and Susan Harmond
Dr. Henry Vogel



CERTAIN RELATIONSHIPS AND TRANSACTIONS

         In September 1999, we entered into a consulting contract with one of our directors, Irfan Mustafa, for Mr. Mustafa to develop and advise us on marketing strategies, develop investor relations and develop strategic alliances. In addition, Mr. Mustafa is to assist the board of directors in mergers, acquisitions and other business combinations.

         We believe that the terms of these transactions are no less favorable to us than would have been obtained from an unaffiliated third-party in similar transactions. All future transactions with affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties, and will be approved by a majority of the disinterested directors.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR OUR 2001 ANNUAL MEETING

         The rules of the Securities and Exchange Commission permit our stockholders, after notice to us, to present proposals for stockholder action in our annual meeting proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by our action in accordance with the proxy rules published by the Securities and Exchange Commission. Our next annual meeting of stockholders is expected to be held on or about November 15, 2001, and proxy materials in connection with that meeting are expected to be mailed on or about September 28, 2001. We must receive stockholder proposals prepared in accordance with the proxy rules on or before June 1, 2001.

YOU SHOULD BE CAUTIOUS ABOUT RELYING ON OUR FORWARD LOOKING STATEMENTS IN THIS PROXY

         This proxy statement contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. The words "believe," "expect," "anticipate," "intend," variations of those words, and similar expressions identify forward looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could affect our actual results include the progress and costs of the development of products and services and the timing of the market acceptance, and other factors described in our filings with the Securities and Exchange Commission , including our annual report on Form 10-K and quarterly reports on Form 10-Q. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this proxy statement.

                               FORM OF PROXY CARD

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Najeeb U. Ghauri, with full power of substitution, as its, his or her Proxy to represent and vote, as designated below, all of the shares of common stock of NetSol International, Inc., registered in the name of the undersigned at the close of business on May 11, 2001 with the powers the undersigned would possess if personally present at the special meeting of stockholders of NetSol to be held at NetSol's offices at Y-126 Comm DHA, Lahore, Pakistan beginning at 9:00 a.m. (local time), on June 1, 2001 and at any adjournment or postponement thereof, hereby revoking any proxy or proxies previously given; and to vote the shares of the undersigned at such meeting with respect to (1) a proposal to remove the entire existing board of directors and, if this proposal is successful, (2) the election of new directors to any newly created vacancies, including the right in his discretion to cumulate and distribute the aggregate cumulative votes in respect of such shares as he chooses among the nominees as to whom the undersigned has not withheld authority; and, unless the undersigned indicates otherwise, with discretionary authority to act on matters as may properly come before the special meeting or any adjournments or postponements thereof.



       YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL NO. 1
        AND A VOTE FOR THE "FOR" THE BOARD'S NOMINEES IN PROPOSAL NO. 2.

1. A proposal to remove all existing members of the board of directors of Net Sol International, Inc.

[   ] AGAINST              [   ] ABSTAIN             [   ] FOR

2. A proposal to elect the following persons to serve as members of the board of directors of Net Sol International, Inc. Najeeb Ghauri, Naeem Ghauri, Salim Ghauri, Shahab Ghauri, Irfan Mustafa, Waheed Akbar, M.D., Nasim Ashraf, M.D., Cary Burch

[   ] VOTE FOR ALL NOMINEES (except as marked to the contrary below)

[   ] WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES

To vote for any individual nominee, write that nominee's name in the space below.

To withhold authority for any individual nominee, indicate so in the space below such nominee's name on the line provided.

To cumulate votes, place the number or percentage of votes for a nominee below such nominee's name on the line provided.

Najeeb Ghauri     Naeem Ghauri      Salim Ghauri              Waheed Akbar, M.D

------------      ------------      ------------              ------------

Shahab Ghauri     Irfan Mustafa     Nasim Ashraf, M.D.        Cary Burch

------------      ------------      ------------              ------------




THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED "AGAINST" PROPOSAL NO. 1 AND "FOR" EACH OF THE NOMINEES IN PROPOSAL NO. 2.

|_| Check this box to withhold discretion to vote on other matters properly presented.


                                   Dated: __________________________, 2001



                                   ---------------------------------------------
                                   (Signature)



                                   ---------------------------------------------
                                   (Second signature if shares are held jointly)

                              PLEASE DATE AND SIGN ABOVE exactly as your name appears on your Stock Certificate, indicating where appropriate, official position or representative capacity.